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May 3, 2001
Kathryn Woods:  212/727-5582



FOR IMMEDIATE RELEASE


                   TRUE NORTH DECLARES SECOND QUARTER DIVIDEND
           --ALSO ANNOUNCES DETAILS OF SPECIAL SHAREHOLDERS' MEETING--


CHICAGO--The Board of Directors of True North Communications Inc. (NYSE: TNO), on April 30, 2001, voted a quarterly dividend of $.15 per share, payable on June 18, 2001 to shareholders of record at the close of business on June 1, 2001.

The Board of Directors also called the special meeting of shareholders of True North Communications Inc. to vote on the merger of True North and The Interpublic Group of Companies (NYSE: IPG). The Company said that the meeting will be held at 10:00 a.m. on June 19, 2001 at the University of Chicago Graduate School of Business in Chicago. The Company recently set the record date for shareholders as May 7, 2001.


The proposed True North and Interpublic merger was announced on March 19, 2001. If approved by True North shareholders, it will create one of the world's leading marketing communications and services group, with more than $7 billion in revenue.

True North Communications is a top global advertising and communications holding company. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has a strong set of other brands including Bozell Group, New America Strategies Group, Temerlin McClain, R/GA Interactive, Tierney Communications and TN Media. True North also has a stake in German-based advertising agency, Springer & Jacoby. Based in Chicago, True North had 2000 revenues of approximately $1.5 billion.

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